Exhibit 99.1

Allied Capital Announces Third Quarter 2004 Financial Results
Quarterly Dividend of $0.57 Per Share Declared

October 27, 2004 – Washington, DC – Allied Capital Corporation (NYSE: ALD) today announced third quarter 2004 financial results.

Highlights for Q3 2004
•	Net income was $0.66 per share, or $86.0 million
•	Net investment income was $0.40 per share, or $52.7 million
•	The total of net investment income and net realized gains was $0.41 per share, or $54.0 million
•	Net unrealized appreciation was $0.24 per share, or $32.0 million
•	Third quarter dividend of $0.57 per share was paid; fourth quarter dividend of $0.57 per share was declared
•	Net asset value per share was $14.90 per share
•	Shareholders’ equity was $1.9 billion
•	New investments totaled $311.9 million for the quarter

Operating Results
 For the three months ended September 30, 2004, net investment income was $52.7 million or $0.40 per share, as compared to $53.6 million or $0.44 per share for the three months ended September 30, 2003. Net investment income for the three months ended September 30, 2004, was reduced by $3.1 million, or $0.02 per share, due to the accrual of the Company’s individual performance award. Net realized gains were $1.3 million, or $0.01 per share for the quarter ended September 30, 2004, as compared to net realized losses of $6.4 million or $0.05 per share for the quarter ended September 30, 2003. The sum of net investment income and net realized gains or losses was $54.0 million or $0.41 per share for the three months ended September 30, 2004, as compared to $47.2 million or $0.39 per share for the three months ended September 30, 2003.

Net income for the quarter ended September 30, 2004, was $86.0 million or $0.66 per share, after net unrealized appreciation of $32.0 million or $0.24 per share. Net income for the quarter ended September 30, 2003, was $33.7 million or $0.28 per share, after net unrealized depreciation of $13.4 million or $0.11 per share. Net income can vary substantially from quarter to quarter primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.

For the nine months ended September 30, 2004, net investment income was $146.3 million or $1.11 per share, as compared to $140.9 million or $1.22 per share for the nine months ended September 30, 2003. Net realized gains were $175.8 million or $1.34 per share for the nine months ended September 30, 2004, as compared to $50.4 million or $0.44 per share for the nine months ended September 30, 2003. The sum of net investment income and net realized gains was $322.0 million or $2.45 per share for the nine months ended September 30, 2004, as compared to $191.3 million or $1.66 per share for the nine months ended September 30, 2003. Net income for the nine months ended September 30, 2004, was $201.6 million or $1.53 per share, after net unrealized depreciation of $120.4 million or $0.92 per share. Net income for the nine months ended September 30, 2003, was $113.6 million or $0.98 per share, after net unrealized depreciation of $77.8 million or $0.68 per share.

During the quarter, the Company invested a total of $311.9 million. After total repayments and asset sales of $117.2 million and valuation and other changes during the quarter, total assets were $3.4 billion at September 30, 2004.

For the nine months ended September 30, 2004, the Company made investments totaling $1.1 billion, and received investment repayments and proceeds from investment sales of $548.0 million. The Company has realized $241.6 million in gross realized gains, which net of gross realized losses of $65.8 million resulted in net realized gains of $175.8 million for the nine months ended September 30, 2004.

Shareholders’ equity was $1.9 billion at September 30, 2004, with a net asset value per share of $14.90.

Portfolio Activity for Q3 2004
 The Company invested $244.0 million in its private finance portfolio and $67.9 million in its commercial real estate portfolio during the quarter. At September 30, 2004, the overall weighted average yield on the interest-bearing portfolio was 14.2%, as compared to 14.7% at December 31, 2003.

Private Finance
 The private finance portfolio totaled $2.0 billion at September 30, 2004. Loans and debt securities, which totaled $1.4 billion at September 30, 2004, had a weighted average yield of 15.2% as compared to 15.0% at December 31, 2003. Significant new private finance investments during the third quarter of 2004 included:

•	$93.1 million to complete the buyout of Financial Pacific Company, a specialized commercial finance company focused on providing leases for business-essential equipment to small businesses nationwide;
•	$42.3 million to support the acquisition of Air Evac Lifeteam, a provider of air medical transportation and urgent care services to rural Midwestern communities;
•	$28.0 million to support the acquisition of Becker Underwood, Inc., a manufacturer and marketer of non-pesticide specialty chemicals and biological products;
•	$20.0 million to finance the recapitalization of CBS Personnel Holdings, Inc. and to support its acquisition of the commercial staffing division of Venturi Partners;
•	$18.5 million to support the acquisition of Universal Tax Systems, Inc., a developer of professional tax preparation software used to complete and electronically file income tax returns; and
•	$14.5 million to support the acquisition of Anthony, Inc., a U.S. manufacturer of commercial glass refrigerator and freezer doors and components.

Commercial Real Estate Finance
 At September 30, 2004, the Company’s commercial real estate finance portfolio totaled $949.0 million, and the interest-bearing investments had a weighted average yield of 12.7%, as compared to 14.1% at December 31, 2003. CMBS investments totaled $53.0 million during the third quarter of 2004. In addition, the Company invested $14.9 million in commercial mortgage loans. The unamortized discount on the CMBS bond portfolio totaled $769.9 million at September 30, 2004.

Portfolio Quality
 Allied Capital employs a standard grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected.

At September 30, 2004, Grade 1 investments totaled $646.0 million, or 21.7% of the total portfolio at value; Grade 2 investments totaled $2.1 billion, or 70.7% of the total portfolio; Grade 3 investments totaled $118.3 million, or 4.0% of the total portfolio; Grade 4 investments totaled $11.4 million, or 0.4% of the total portfolio; and Grade 5 investments totaled $95.3 million, or 3.2% of the total portfolio.

In the private finance portfolio, loans and debt securities over 90 days delinquent totaled $71.6 million at September 30, 2004. In the commercial real estate portfolio, loans and debt securities over 90 days delinquent totaled $56.8 million at September 30, 2004.

Loans and debt securities not accruing interest totaled $109.5 million at September 30, 2004. At September 30, 2004, the Company’s CMBS investments included investments in the first loss, unrated bond class of 42 CMBS issuances. For these issuances, loans over 30 days delinquent or classified as real estate owned totaled 1.6% of the total outstanding principal balance of the underlying collateral pool at September 30, 2004.

Liquidity and Capital Resources
 Outstanding borrowings on the Company’s unsecured revolving line of credit at September 30, 2004, were $327.3 million. At September 30, 2004, the Company had a weighted average cost of debt of 6.3%. The Company’s regulatory asset coverage was 278%. The Company is required to maintain regulatory asset coverage of at least 200%.

On October 5, 2004, the Company sold 3.0 million shares of its common stock for proceeds totaling $70.8 million, net of costs. The Company used the net proceeds of the offering to reduce borrowings under its revolving line of credit. In addition, on October 26, 2004, the Company sold BBB- through B+ rated CMBS and CDO bonds for cash proceeds of approximately $291 million. The Company expects to use the net proceeds of the bond sale to reduce borrowings under its revolving line of credit, for investment in the debt or equity securities of middle market companies or non–investment grade CMBS and other general corporate purposes.

Quarterly Dividend of $0.57 Per Share Declared
 As previously released on October 22, 2004, the Company has declared a fourth quarter dividend of $0.57 per share. This dividend represents the 165th consecutive quarterly dividend for Allied Capital shareholders since 1963. The dividend is payable as follows:

Record date: Payable date:	December 10, 2004 December 30, 2004

The Company’s dividend is paid from taxable income. The Board determines the dividend based on annual estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition.

Webcast/ Conference Call at 10:15 a.m. EDT on October 27, 2004 The Company will host a webcast/conference call at 10:15 a.m. (EDT) today to discuss third quarter financial results. All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital”.

An archived replay of the event will be available through November 10, 2004, by calling (800) 642-1687 (International callers please dial (706) 645-9291). Please reference passcode “1430795”. An archived replay will also be available on our website. For complete information about the webcast/conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

About Allied Capital
 Allied Capital Corporation, the nation’s largest business development company with total assets of more than $3 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Since its IPO in 1960, the Company has been providing long-term debt and equity financing primarily to private, middle market companies. Allied Capital’s mission is to generate solid total returns from a diversified private equity and commercial real estate portfolio that invests in the American entrepreneurial economy. In serving its shareholders, Allied Capital helps build American companies and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies with aggregate revenues of in excess of $11 billion, supporting more than 100,000 jobs.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. For all media inquiries, please call (202) 331-1112.

Forward-Looking Statements
 The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)

	September 30,	December 31,
	2004	2003
	(unaudited)
ASSETS

Portfolio at value:
Private finance	$2,030,985	$1,902,672
Commercial real estate finance	949,024	681,927

Total portfolio at value	2,980,009	2,584,599
Deposits of proceeds from sales of borrowed Treasury securities	270,662	98,527
Accrued interest and dividends receivable	73,551	53,079
Other assets	67,567	69,498
Cash and cash equivalents	46,707	214,167

Total assets	$3,438,496	$3,019,870

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Notes payable and debentures	$840,478	$954,200
Revolving line of credit	327,250	—
Obligations to replenish borrowed Treasury securities	270,662	98,525
Accounts payable and other liabilities	64,366	46,568

Total liabilities	1,502,756	1,099,293

Preferred stock	—	6,000

Shareholders’ equity:
Common stock	13	13
Additional paid-in capital	2,022,979	1,985,652
Common stock held in deferred compensation trust	(9,969)	—
Notes receivable from sale of common stock	(5,592)	(18,632)
Net unrealized appreciation (depreciation) on portfolio	(159,439)	(39,055)
Undistributed (distributions in excess of) earnings	87,748	(13,401)

Total shareholders’ equity	1,935,740	1,914,577

Total liabilities and shareholders’ equity	$3,438,496	$3,019,870

Net asset value per common share	$14.90	$14.94

Common shares outstanding	129,898	128,118

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Interest and related portfolio income
Interest and dividends	$85,828	$78,895	$233,540	$211,553
Loan prepayment premiums	193	2,523	4,210	5,281
Fees and other income	10,842	7,452	28,378	22,380

Total interest and related portfolio income	96,863	88,870	266,128	239,214

Expenses
Interest	20,253	20,334	57,349	57,614
Employee	10,817	9,480	28,710	26,859
Individual performance award	3,079	—	9,461	—
Administrative	10,169	5,897	25,072	15,395

Total operating expenses	44,318	35,711	120,592	99,868

Net investment income before income taxes	52,545	53,159	145,536	139,346

Income tax expense (benefit)	(200)	(449)	(744)	(1,530)

Net investment income	52,745	53,608	146,280	140,876

Net realized and unrealized gains (losses)
Net realized gains (losses)	1,300	(6,438)	175,753	50,441

Net change in unrealized appreciation or depreciation	31,954	(13,426)	(120,384)	(77,760)

Total net gains (losses)	33,254	(19,864)	55,369	(27,319)

Net increase in net assets resulting from operations	$85,999	$33,744	$201,649	$113,557

Diluted net investment income per common share	$0.40	$0.44	$1.11	$1.22
Diluted earnings per common share	$0.66	$0.28	$1.53	$0.98

Weighted average common shares outstanding — diluted	131,192	120,906	131,487	115,228